UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 31, 2014

Tangoe, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35247	06-1571143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Executive Blvd., Orange, Connecticut	06477
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 859-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2014 Corporate Bonus Plan

On January 31, 2014, the Board of Directors (the “Board”) of Tangoe, Inc. (the “Company”) established a 2014 Corporate Bonus Plan (the “Plan”) under which certain of the named executive officers of the Company will be eligible to receive compensation based on the Company’s achievement of certain goals with respect to (i) adjusted EBITDA as announced by the Company in its earnings releases, which will be calculated based on net income (loss) adjusted, in accordance with the Company’s historical practice, to exclude the impact of items not directly resulting from the Company’s core business including, without limitation, interest income and expense, income tax provision (benefit), depreciation and amortization and stock-based compensation expense, and (ii) revenue.  For purposes of the Plan, the calculation of adjusted EBITDA will also exclude the effect of payment of the bonuses that are payable under the Plan.

The Plan provides for the payment of cash incentive bonuses (i) on a quarterly basis for achievement of corporate quarterly goals with respect to adjusted EBITDA and revenue (“Quarterly Bonuses”), (ii) at year-end in the event that corporate annual goals with respect to adjusted EBITDA and revenue are achieved (“Year-End Bonuses”) and (iii) at year-end for additional overperformance with respect to adjusted EBITDA (“Overperformance Bonuses”).  Each Plan participant is eligible to receive Quarterly Bonuses and a Year-End Bonus up to respective maximum amounts that are specified under the Plan for that participant.  Once the Company’s performance with respect to a quarter or the year is known, the amount eligible to be paid under the Plan in Quarterly Bonuses or Year-End Bonuses, as applicable, is determined on an aggregate basis, from which the participants are eligible to receive pro rata shares based on the percentages that their respective maximum potential bonuses for quarter or the year, as applicable, represent out of the applicable aggregate maximum bonuses for all participants under the Plan.  For the participants in the Plan that are eligible to receive Overperformance Bonuses, their individual Overperformance Bonus amounts are determined according to fixed percentages, specified under the Plan, of the aggregate Overperformance Bonus amount eligible to be paid under the Plan based on the Company’s performance for the year.  Of the Company’s named executive officers:

•                  Albert R. Subbloie, Jr., the Company’s President and Chief Executive Officer, will be eligible to receive Quarterly Bonuses and a Year-End Bonus up to a maximum of $400,000 in the aggregate, plus 30% of the aggregate Overperformance Bonuses, if any, which amount is not subject to limitation.

•                  Gary R. Martino, the Company’s Chief Financial Officer, will be eligible to receive Quarterly Bonuses and a Year-End Bonus up to a maximum of $190,000 in the aggregate, plus 20% of the aggregate Overperformance Bonuses, if any, which amount is not subject to limitation.

•                  Scott E. Snyder, the Company’s Senior Vice President, Corporate Development & Global Financial Operations, will be eligible to receive Quarterly Bonuses and a Year-End Bonus up to a maximum of $90,000 in the aggregate, plus 10% of the aggregate Overperformance Bonuses, if any, which amount is not subject to limitation.

Under the Plan, 35% of any Quarterly Bonuses and Year-End Bonus eligible to be paid to a participant under the Plan, other than to the Company’s President and Chief Executive Officer, is payable in the discretion of the Company’s President and Chief Executive Officer based on the Chief Executive Officer’s assessment of such participant’s performance during 2014, including, without limitation, with respect to goals and objectives that may be established by the Chief Executive Officer for such participant.  In addition, the Board and the compensation committee of the Board hold discretion to reduce any Year-End Bonus payable under the Plan, provided that such discretion may not be exercised so as to reduce a participant’s aggregate Quarterly Bonuses and Year-End Bonus to an amount that is less than 85% of the potential bonus amount payable to such participant under the Plan (exclusive of Overperformance Bonuses), after giving effect to any reduction of such bonuses by the Chief Executive Officer pursuant to the discretion described above with respect to 35% of any bonus.

For Quarterly Bonuses, a quarterly adjusted EBITDA goal must be exceeded before any bonus is payable. Thereafter, Quarterly Bonuses are eligible to be paid, in the aggregate, in the amount by which achieved adjusted EBITDA exceeds the goal established for the quarter, subject to quarterly maximums.  50% of such aggregate Quarterly Bonus amount is payable upon achievement of the applicable adjusted EBITDA goal with the remaining 50% payable subject to reduction in accordance with the percentages in the table below in the event the quarterly revenue goal under the Plan is not fully achieved:

Percentage Revenue Performance vs. Quarterly Goal	Percentage of Revenue Bonus Payable
100%	100%
99	80
98	60
97	30
96	15
95	5
Less than 95	0

Year-End Bonuses would be calculated in a manner similar to Quarterly Bonuses, with the excess of adjusted EBITDA for the year over the annual goal establishing a base amount for the Year-End Bonuses (subject to a maximum), with 50% of such amount being subject to reduction in accordance with the percentages in the table above in the event that the revenue goal for the year was not fully achieved.  The amounts of the Quarterly Bonuses paid during the year would then be subtracted from the Year-End Bonus base amount to determine the aggregate amount of Year-End Bonuses payable under the Plan.

To the extent that the Company’s adjusted EBITDA for 2014 exceeds the adjusted EBITDA goal for the year, 20% of such excess would be eligible to be paid to certain participants under the Plan as Overperformance Bonuses in accordance with their respective percentage interests in such Overperformance Bonuses specified in the Plan.

Bonus Arrangements for Chris Mezzatesta

On January 31, 2014, the Board determined that Chris Mezzatesta, the Company’s Chief Revenue Officer, would not participate in the Plan and instead that Mr. Mezzatesta would be eligible to receive bonus compensation with respect to 2014 through the provisions of an individual bonus or commission plan.  Under this plan, Mr. Mezzatesta would be eligible to receive quarterly bonuses in the aggregate amount of up to $240,000.  The amount of each quarterly bonus is to be determined based on three metrics:

•                  50% of each quarterly bonus is to be determined based on aggregate annual recurring revenue, which we calculate as the aggregate annual value of recurring revenue customer contracts that we enter into during the period in question, attributable to new sales bookings during the quarter ;

•                  40% of each quarterly bonus is to be determined based on aggregate revenue booked during the quarter; and

•                  10% of each quarterly bonus is to be determined based on performance with respect to corporate goals and objectives that may be established by the Company’s President and Chief Executive Officer in his discretion.

The specific goals for each metric are to be determined in the discretion of the Company’s President and Chief Executive Officer.

Bonus Arrangements for Charles D. Gamble

On January 31, 2014, the Board determined that Charles D. Gamble, the Company’s Senior Vice President, Customer Account Management, would not participate in the Plan and instead that Mr. Gamble would be eligible to receive bonus compensation with respect to 2014 through the provisions of an individual bonus or commission plan.  Under this plan, Mr. Gamble would be eligible to receive a bonus in the amount of up to $125,000.  Of this amount, $75,000 would be payable based on existing customer renewals and bookings net of attrition, $25,000 would be payable based on the achievement of certain goals for the timing and amount of revenue recognized on a quarter-by-quarter basis from customer renewals net of attrition, $12,500 would be payable based on the achievement of certain goals with respect to the terms obtained by the Company with respect to customer renewals, and $12,500 would be payable based on the account management group managed by Mr. Gamble not exceeding budgeted amounts for travel and entertainment expenses.  The specific goals are to be determined in the discretion of the Company’s President and Chief Executive Officer.

Form of Restricted Stock Unit Agreements

Also on January 31, 2014, the Board adopted an additional form of restricted stock unit agreement to evidence grants of restricted stock units under the Company’s 2011 Stock Incentive Plan.  The form of restricted stock unit agreement is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANGOE, INC.

Date: February 6, 2014	By: :	/s/ Albert R. Subbloie, Jr.
Albert R. Subbloie, Jr. President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Form of Restricted Stock Unit Agreement for use under the 2011 Stock Incentive Plan